Exhibit 99.1

August 12, 2010

Dear Colleagues:

I’d like to share with you an update on our business, our current activities and plans, and our outlook for the second half of fiscal 2010.

During the first half, we achieved several new customer wins — including competitive replacements — across our major product areas. In addition to maintaining our long-standing market leadership in value-added voice services, our new SMS 4.7 product is gaining traction, and our MMS and Mobile Internet Hub products have achieved new wins, also including competitive replacements. Furthermore, our BSS products continue to be recognized for their superior functionality and attractive total cost of ownership: recently, Infonetics cited Comverse for market leadership in converged charging, and Billing & OSS World bestowed our BSS product with its Excellence Award.

In addition to several customer wins and achievements that have not yet been disclosed, in the first half we announced VAS success at NetCom, Telemedia and Vodacom, BSS success at Cycle30 and GCI, and bundled VAS/BSS success at PLUS and Voila. These customer wins are a recognition of our leading portfolio, technology and innovation engine and winning team.

Despite these achievements, our results for the first half of fiscal 2010 were disappointing as we continued to see weakness in product bookings at Comverse. In addition, Comverse experienced negative cash flow from operations in both Q1 and Q2. The global telecom capex recovery has been slow to develop, and India in particular has frozen much of its telecom spending pending clarification of new security regulations.

Based on our current visibility, our second half product bookings forecast is projected to show improvement versus the first half. We now expect bookings for fiscal 2010 to be consistent or slightly higher than product bookings for fiscal 2009 based upon such improvement, including an improvement in our Indian business.

As you recall, I appointed Oded Golan to lead the transformation and reengineering initiatives to restore our ability to generate positive operating income and cash on a sustainable basis and at a level sufficient to afford us the ability to re-invest in our most attractive business opportunities.

We have launched a two-phase plan to re-size the business to better align our cost structure to the level of business activity we currently anticipate. We will implement these actions with minimal impact on our customers. The first phase will reduce our annual operating expense level by approximately $45 million and will be implemented by year-end. The second phase will focus on re-defining our destination through process reengineering to maximize business performance, productivity and operational efficiency, while reinvigorating employee engagement and business momentum. This reengineering effort will optimize business performance and is expected to result in a similar reduction to annualized operating costs as phase one upon implementation over the next 12-18 months.

I understand these are challenging times. In both phases, most of the cost reduction will result from a reduction in staffing levels and a reduction in programs. These are difficult but necessary measures as it is imperative that we achieve sustainable positive operating cash flow. It is most critical to support this process as a unified team and emerge as a stronger business. During this process, I urge you to stay focused on your responsibilities and on serving our customers. Working productively and cooperatively, to add value to our company and our customers, is a clear path to both personal and organizational success. By working together and being accountable to this process, we can rebound as a more agile, efficient, competitive and successful business.

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Comverse Technology, Inc., together with our Board of Directors, has retained Goldman Sachs as a financial advisor to assist us in exploring strategic and capital raising alternatives. As discussed above, Comverse’s negative operating cash flow, combined with the cost to become current in our SEC filings, has led to significant cash pressure. As a result, in order to proactively address any potential liquidity concerns, there are a number of initiatives underway to enhance our financial flexibility and increase our cash position over time, including the sale or financing of certain assets.

We continue to make progress on the very complex accounting restatement and SEC filing compliance effort that was triggered by the inappropriate actions of past management and inadequate internal controls and accounting processes over many years. Our progress has been significant: CTI’s majority-owned public subsidiaries Ulticom and Verint are now both compliant in their SEC filings and are both re-listed on NASDAQ. We are nearing the end of a multi-year restatement and compliance process, and expect to file the CTI comprehensive annual report on Form 10-K covering fiscal years 2005 through 2008 in September, followed soon thereafter by our fiscal 2009 Form 10-K and the relevant Form 10-Qs necessary to become compliant. I appreciate your patience during this protracted period of distraction and uncertainty, and I know we all look forward to putting this difficult chapter behind us soon.

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Our portfolio of Billing & Active Customer Management and Value-Added Services products is unmatched in the industry. We hold a critical and valuable position at the core of telecom network operators’ efforts to generate service usage and revenue, foster subscriber satisfaction and loyalty, and monetize their offerings. Our products serve hundreds of the world’s largest communications service providers, including most of the world’s 100 largest wireless network operators. This leading product and market position gives us good reason to be encouraged about our long-term prospects.

As we work through this challenging period, and put the distractions and difficulties of the past few years behind us, I look forward to a brighter future for Comverse beginning in the second half, and for years to come.

I am confident that we are taking the right steps to position Comverse to emerge as a stronger company. Let’s all continue to focus on serving our customers and restoring positive momentum.

I am counting on your support as we build for long-term success.

Andre Dahan

This letter, and preliminary, unaudited cash and debt information as of July 31, 2010 are being disclosed in a current report on form 8-K to be furnished today to the U.S. Securities and Exchange Commission.

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